Exhibit 99.2

BIG FISH GAMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(With Independent Auditors’ Review Report Thereon)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Independent Auditors’ Review Report

The Board of Directors and Stockholders

Churchill Downs Incorporated:

Report on the Financial Statements

We have reviewed the accompanying consolidated balance sheet of Big Fish Games, Inc. (the Company) and its subsidiaries as of September 30, 2014, the related consolidated statements of operations for the three-month and nine-month periods ended September 30, 2014 and 2013, the related consolidated statements of comprehensive income (loss) for the three and nine-month periods ended September 30, 2014 and 2013, the related consolidated statement of stockholders’ equity for the nine-month period ended September 30, 2014, and the related consolidated statements of cash flows for the nine-month periods ended September 30, 2014 and 2013.

Management’s Responsibility

The Company’s management is responsible for the preparation and fair presentation of the interim financial information in accordance with U.S. generally accepted accounting principles; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with U.S. generally accepted accounting principles.

Auditors’ Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in accordance with U.S. generally accepted accounting principles.

Report on Balance Sheet as of December 31, 2013

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated May 23, 2014. In our opinion, the accompanying consolidated balance sheet of Big Fish Games, Inc. and its subsidiaries as of December 31, 2013, is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.

/s/ KPMG LLP

Seattle, Washington

February 20, 2015

BIG FISH GAMES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2014 and December 31, 2013

(In thousands, except share data)

	September 30, 2014	December 31, 2013
	(unaudited)	(audited)
Assets
Current assets:
Cash	$48,579	27,533
Accounts receivable, net of allowances of $42 and $44, respectively	24,087	14,791
Prepaid income tax	1,964	188
Prepaid expenses and other	5,333	3,487
Prepaid developer payments	3,287	4,542
Game technology and rights, net	16,311	15,077
Deferred tax assets, net	5,622	5,534

Total current assets	105,183	71,152
Property, equipment and software, net	9,906	7,175
Intangible assets, net	4,824	6,118
Goodwill	21,877	21,877
Other assets	661	991
Deferred tax assets, noncurrent, net	9,124	9,287

Total assets	$151,575	116,600

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,361	6,323
Accrued expenses	23,608	13,105
Royalties payable	5,038	4,967
Income taxes payable	166	873
Deferred revenue	82,942	80,702

Total current liabilities	115,115	105,970
Other long-term liabilities	3,083	2,358
Stock appreciation rights liability	2,077	2,002

Total liabilities	120,275	110,330

Stockholders’ equity:
Common stock, no par value:
70,000,000 shares authorized; 41,669,196 and 41,610,487 shares issued and outstanding, respectively	38,520	33,296
Accumulated other comprehensive income (loss)	(215)	18
Accumulated deficit	(7,005)	(27,044)

Total stockholders’ equity	31,300	6,270

Total liabilities and stockholders’ equity	$151,575	116,600

See accompanying notes to unaudited consolidated financial statements.

BIG FISH GAMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

Three and nine month periods ended September 30, 2014 and 2013

(In thousands)

	Three months ended		Nine months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Revenue	$85,579	64,771	238,422	195,204
Cost of revenue	29,554	24,670	84,800	74,928

Gross profit	56,025	40,101	153,622	120,276

Operating expenses:
Sales and marketing	23,102	12,854	53,409	37,219
Research and development	10,860	13,310	33,470	37,975
General and administrative	7,555	8,130	20,748	23,445
Game operations	5,620	7,264	16,895	20,348
Restructuring and impairment charges		9,679	—	9,679

Total operating expenses	47,137	51,237	124,522	128,666

Income (loss) from operations	8,888	(11,136)	29,100	(8,390)
Interest expense, net	—	(5)	(4)	(41)
Other income (expense), net	95	(417)	270	(750)

Income (loss) before provision for income taxes	8,983	(11,558)	29,366	(9,181)
Income tax expense (benefit)	2,616	(4,114)	9,327	(3,591)

Net income (loss)	$6,367	(7,444)	20,039	(5,590)

See accompanying notes to unaudited consolidated financial statements.

BIG FISH GAMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Comprehensive Income (Loss)

Three and nine month periods ended September 30, 2014 and 2013

(In thousands)

	Three months ended		Nine months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income (loss)	$6,367	(7,444)	20,039	(5,590)
Other comprehensive income (loss):
Foreign currency translation, net of tax	(163)	71	(233)	276

Comprehensive income (loss)	$6,204	(7,373)	19,806	(5,314)

See accompanying notes to unaudited consolidated financial statements.

BIG FISH GAMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statement of Stockholders’ Equity

Nine month period ended September 30, 2014

(In thousands, except share data)

	Common stock		Accumulated Other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount
Balances at December 31, 2013	41,610,487	$33,296	18	(27,044)	6,270
Comprehensive income (loss):
Foreign currency translation adjustment, net of $0 tax effect	—	—	(233)	—	(233)
Net income	—	—	—	20,039	20,039

Total comprehensive income (loss)	—	—	(233)	20,039	19,806
Common stock issued on exercise of stock options, including tax expense of $0	2,811	3	—	—	3
Issuance of restricted shares of common stock	55,898	—	—	—	—
Share-based compensation expense	—	5,221	—	—	5,221

Balances at September 30, 2014	41,669,196	$38,520	(215)	(7,005)	31,300

See accompanying notes to unaudited consolidated financial statements.

BIG FISH GAMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

Nine month periods ended September 30, 2014 and 2013

(In thousands)

	September 30, 2014	September 30, 2013
Operating activities:
Net income (loss)	$20,039	(5,590)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-based compensation expense	5,295	4,893
Depreciation	4,059	5,019
Amortization of intangible assets and game technology and rights	14,539	16,800
Intangible asset impairment	—	6,096
Deferred tax benefit	75	28
(Excess tax benefit) tax deficiency from stock plans	—	(75)
Net loss on disposal of assets	(65)	—
Changes in operating assets and liabilities:
Accounts receivable	(9,232)	(4,130)
Prepaid expenses and other current assets	(564)	(313)
Other assets	330	(155)
Game technology and rights	(14,478)	(14,336)
Accounts payable and accrued expenses	8,369	2,812
Income taxes payable and prepaid income tax	(2,471)	(6,349)
Royalties payable	71	(1,095)
Deferred revenues	3,636	11,418

Net cash provided by operating activities	29,603	15,023

Investing activities:
Purchases of property and equipment	(6,877)	(3,951)
Acquisitions, net of cash acquired	—	(2,500)

Net cash used in investing activities	(6,877)	(6,451)

Financing activities:
Proceeds from stock option exercises	3	109
Excess tax benefit (tax deficiency) from stock plans	—	75

Net cash provided by financing activities	3	184

Net increase in cash and cash equivalents	22,729	8,756
Foreign exchange adjustments	(1,683)	319
Cash and cash equivalents, beginning of year	27,533	12,781

Cash and cash equivalents, end of period	$48,579	21,856

Supplemental information:
Cash paid for income taxes	$11,725	2,694
Value of shares issued related to an acquisition	$—	1,078

See accompanying notes to unaudited consolidated financial statements.

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(1)	Organization and Description of Business

Big Fish Games, Inc. and its consolidated subsidiaries (the Company) are leading international producers of casual, free-to-play, and casino style games that can be played on a PC, Mac, smartphone, tablet, or online. Through its internal studios and global network of game development partners, the Company has created many of the industry’s leading casual game brands.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of management, the consolidated financial statements contain all adjustments necessary to present the financial position, results of operations, and cash flows for the periods presented in accordance with accounting principles generally accepted in the United States of America pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 270, Interim Reporting. These adjustments are of a normal and recurring nature. The interim financial information does not represent complete financial statements and is to be read in conjunction with the 2013 audited financial statements of the Company.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes thereto. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, the determination of breakage revenue, judgments relating to multiple-element arrangements and evidence of the value of undelivered elements, the estimated lives of virtual goods and paying players used for revenue recognition, useful lives of property, equipment, software and intangible assets, accrued liabilities, income taxes including the recoverability of deferred tax assets, accounting for business combinations, fair value of share-based awards, and evaluation of goodwill, intangible assets, and long-lived assets for impairment. Actual results could differ materially from those estimates.

(c)	Cash

Cash consist of cash on hand. The Company regularly has cash on deposit with financial institutions in excess of federally insured limits.

8	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(d)	Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable consist primarily of amounts due from mobile, retail and publishing partners and are recorded at the original invoiced amount less an allowance for potential uncollectible amounts. The Company reviews its accounts receivable balance on a regular basis and makes estimates for the allowance for doubtful accounts based on historical collection experience, age of the receivable, knowledge of the customer, and other currently available evidence. Account balances are written off against the allowance for doubtful accounts after all collection efforts have been exhausted and the potential for recovery is considered remote.

(e)	Game Technology and Rights, Net

Game technology and rights are purchased from third-party developers before the games have been produced or launched and the Company pays amounts to these developers as they reach agreed-upon milestones. Once the game is launched, the Company amortizes its game technology and rights on an accelerated basis over the useful life of the game, which is generally between 12 to 18 months.

Game technology and rights as of September 30, 2014 and December 31, 2013 were $16.3 million and $15.1 million, respectively. During the three months ended September 30, 2014 and 2013, amortization of game technology and rights included in cost of revenue was $4.4 million and $4.2 million, respectively. During the nine months ended September 30, 2014 and 2013, amortization of game technology and rights included in cost of revenue was $13.2 million and $12.1 million, respectively.

During the three months ended September 30, 2014 and 2013, amortization included in research and development was nil and $0.6 million, respectively. During the nine months ended September 30, 2014 and 2013, amortization included in research and development was nil and $0.8 million, respectively.

The Company reviews its game technology and rights at each balance sheet date to determine if any impairment exists by comparing the unamortized amounts to the estimated net realizable value. Any amounts in excess of the net realizable value are written off. Impairments of game technology and rights have not been material to date.

(f)	Property, Equipment and Software, Net

Property, equipment and software are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, generally two to five years. The cost of leasehold improvements is amortized over the shorter of the estimated useful life of the improvements or the lease term. Maintenance and repairs are expensed as incurred.

(g)	Intangible Assets, Net

Intangible assets consist primarily of acquired license agreements and unpatented technology. Intangible assets have a finite life and are stated at historical cost less accumulated amortization. Intangible assets are amortized using the straight-line method over the estimated useful life of the assets, generally one to seven years.

9	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(h)	Goodwill

Goodwill is tested for impairment whenever circumstances indicate, but at least annually at year-end, that the fair value of the reporting unit to which goodwill relates may be less than the carrying value. The Company uses an approach commonly referred to as a “step zero” where qualitative factors are assessed to determine whether it is necessary to perform a two-step quantitative goodwill impairment test. If the qualitative assessment indicates that the fair value of the reporting unit is more likely than not less than its carrying value, the Company does not perform further goodwill impairment testing. Where a significant change or events occur, and where potential impairment indicators exist, the Company continues to utilize a two-step quantitative assessment to test goodwill for impairment. The first step is comparing the carrying value of the reporting unit to its estimated fair value. If step one indicates that impairment potential exists, the second step is performed to measure the amount of impairment. The implied estimated fair value of goodwill for the reporting unit is calculated and compared to the carrying amount of goodwill. If the carrying amount of goodwill exceeds the implied estimated fair value, the carrying value of the goodwill is reduced to fair value through an impairment charge recorded in the Company’s consolidated statements of operations.

The Company performed a qualitative assessment during the nine months ended September 30, 2014 and determined that it was not more likely than not that the fair value of the reporting unit was less than its carrying value. As a result, the two-step goodwill impairment test was not required and no impairments of goodwill were recognized in the nine months ended September 30, 2014.

(i)	Impairment of Intangible and Other Long-Lived Assets

Intangible and other long-lived asset groups are evaluated for impairment whenever events or changes in circumstances indicate an asset group’s carrying value may not be recoverable. If such circumstances are present, the Company assesses the recoverability of assets by comparing the carrying amount to the estimated undiscounted cash flow associated with the related assets. If the future undiscounted cash flows are less than the carrying amount of the assets, the assets are considered impaired and an expense equal to the excess of the carrying amount over the fair value is recorded in the Company’s consolidated statements of operations. In conjunction with the restructuring plan discussed in note 11, Restructuring, the Company recorded $6.1 million of impairment charges related to certain intangible assets during the nine months ended September 30, 2013, which are included in restructuring and impairment charges in the consolidated statements of operations. No impairment charges were recorded in the nine months ended September 30, 2014.

(j)	Royalties Payable

Royalties payable consist of amounts due to third-party game developers based on revenue generated from sales of their games. Amounts are accrued based on agreed-upon royalty rates in the month the related game is purchased by the customer. Total expense related to third-party royalties included in cost of revenue for the three months ended September 30, 2014 and 2013 was $6.9 million and $8.9 million, respectively. Total expense related to third-party royalties included in cost of revenue for the nine months ended September 30, 2014 and 2013 was $23.6 million and $29.5 million, respectively.

10	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(k)	Comprehensive Income

The Company’s accumulated other comprehensive income as of September 30, 2014 and December 31, 2013 consisted of foreign currency translation gains.

(l)	Revenue Recognition

The Company’s revenue is primarily derived from sales of premium casual games and virtual goods within games. The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; the product or services have been delivered; the fee is fixed or determinable; and collectability is reasonably assured. The Company also considers industry-specific software revenue recognition rules and as such, the Company makes estimates and judgments in order to determine whether certain customer offerings represent marketing and promotional activities or are elements to be accounted for separately. Once that determination is made, the Company determines whether and when each element has been delivered; determines whether undelivered products or services are essential to the functionality of the delivered products and services; determines whether vendor specific objective evidence (VSOE) exists for each undelivered element, and allocates the total price among the various elements the Company must deliver.

Monthly subscriptions constitute a substantial portion of the Company’s business. Subscribers receive a game credit each month with their subscription. The Company has determined that the price of a monthly subscription is equivalent to the VSOE of the game credit and that the additional benefits of the monthly subscription are marketing and promotional activities. The value of the game credit is recognized when a customer redeems the game credit. The Company also sells game credits on its websites that are redeemable for the download of games. Revenue is recognized when the customer redeems the game credit for a game.

The Company offers a promotion whereby a free game credit is issued each time a customer purchases six games within a month. The fair value of the free game credit is deferred and recognized as revenue when the credit is redeemed or expires. Deferred revenue for these game credits as of September 30, 2014 and December 31, 2013 was $1.5 million and $2.0 million, respectively.

The Company records breakage revenue, which is recognized based upon historical game credit redemption patterns and represents the balance of credits where the Company has determined the likelihood of redemption is remote or the credits have legally expired. As the Company has certain groups of game credits that expire, and other groups that don’t have an expiration period, the Company’s assessment as to when the redemption is remote is dependent upon a number of factors, including whether the credit has legally expired, the amount of time the credit has been outstanding, historical redemption patterns by its customers, the impact of specific marketing and promotional efforts designed to retain its customers, and state escheatment laws, among others. Breakage revenue for the three months ended September 30, 2014 and 2013 was $7.2 million and $5.9 million, respectively. Breakage revenue for the nine months ended September 30, 2014 and 2013 was $21.0 million and $16.7 million, respectively. Breakage revenue is recorded in revenue and as a reduction to deferred revenue.

11	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

The Company offers casual and casino games that customers can play at no cost and customers can purchase in-game virtual goods to enhance the game-playing experience. The proceeds from the sale of virtual goods are recorded as deferred revenue, and recognized as the service is provided or the good is consumed. For purposes of determining when the service has been provided to the player, an implied obligation exists to the paying player to continue to make available the purchased virtual goods within the games until they are consumed. Substantially all of the Company’s virtual goods can be consumed by a specific player action. For casino games, the Company recognizes revenue as the goods are consumed, which approximates four days. For all other casual free-to-play games, the Company recognizes revenue ratably over the estimated average playing period of paying players, which represents the Company’s best estimate of the estimated average life of these virtual goods.

Revenue earned through certain mobile and social platforms is recognized on a gross basis. As revenue from sales to paying players is deferred, the related direct and incremental platform commissions and fees as well as third-party royalties are deferred. The deferred platform commissions, fees, and royalties are recognized as cost of revenues in the period in which the related sales are recognized as revenue.

Taxes collected from customers and remitted to governmental authorities are presented on a net basis in the consolidated statements of operations.

(m)	Cost of Revenue

The Company’s cost of revenue consists primarily of expenses related to third-party developer royalties, amortization of game technology and rights, and platform commissions and fees. In addition, cost of revenue includes processing fees, content delivery costs, internal developer royalties and costs to host the Company’s websites.

(n)	Advertising

Advertising expenses include search engine marketing and optimization, direct mailing, television advertising and other marketing. These costs are expensed as incurred and are included in sales and marketing expenses. Advertising expense for the three months ended September 30, 2014 and 2013 was $21.3 million and $10.4 million, respectively. Advertising expense for the nine months ended September 30, 2014 and 2013 was $47.4 million and $28.5 million, respectively.

(o)	Research and Development and Software Development Costs

Costs incurred for research and development activities are expensed as incurred. Development costs associated with software to be sold are capitalized when technological feasibility has been established through the date the product is available for general release. As of September 30, 2014 and December 31, 2013, there were no material amounts capitalized.

(p)	Other Income and Expense

Other income and expense consists primarily of foreign exchange gains (losses), fair value remeasurement adjustments on contingent purchase consideration and cash received in connection with the settlement of a lawsuit.

12	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(q)	Stock Appreciation Rights

The Company has a Stock Appreciation Rights (SARs) Plan whereby certain employees have been granted SARs with a base price equal to the fair value of the common stock on the date of grant. Historically, the grant date fair value of SARs was based upon the most recent value of the Company’s common stock as determined by management based in part on an independent third-party valuation. Based on the contractual terms which limit the settlement price, the majority of the SARs are not subject to upward remeasurement above a contractual limit but may be remeasured downward in the event that the fair value of the shares decreases below the grant price. In the event of remeasurement, the Company recognizes adjustments to compensation expense equal to the difference between the base price and the fair value of the underlying common stock ratably over the vesting period, generally over four years. Outstanding SARs can be redeemed by the Company at any time or will be redeemed automatically under certain conditions as defined in the SARs plan. The value of the SARs increases 5% per annum from the time that the employee is terminated until the SARs are settled. Interest expense on the outstanding SARs is recorded in share-based compensation.

(r)	Share-Based Compensation

The Company has established the 2005 Stock Incentive Plan (2005 Stock Plan). Under the 2005 Stock Plan, the Company’s board of directors may grant stock-based awards, including incentive and nonqualified stock options, restricted stock awards, and restricted stock units to employees, officers, directors, consultants and contractors. The Company measures and recognizes compensation expense for all stock-based awards made to employees, officers and directors based on the grant date fair value of the awards. Compensation expense is generally recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period, which generally is the vesting period.

The Company estimates the fair value of stock options using the Black-Scholes option pricing model. This model incorporates the most recent value of the Company’s common stock as determined by management based in part on an independent third-party valuation and requires the use of the following estimates and assumptions: expected volatility of the Company’s common stock, which is based on the Company’s peer group in the industry in which it does business; expected life of the option award, which is based on the option lives for comparable companies; expected dividend yield, which is 0%, as the Company had not paid any dividends prior to the November 2011 dividend and does not anticipate paying dividends on its common stock in the future; and the risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant with maturities equal to the grant’s expected life. Stock option grants generally vest over four years, with 25% vesting after one year and the remainder vesting monthly thereafter over 36 months. Stock options generally have a contractual term of 10 years.

Stock-based compensation expense is recorded net of estimated forfeitures so that expense is recorded for only those stock-based awards that are expected to vest. The Company estimates forfeitures based on its historical forfeiture of equity awards adjusted to reflect changes in facts and circumstances, if any. The Company will revise its estimated forfeiture rate if actual forfeitures differ from its initial estimates.

13	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

For restricted stock awards and restricted stock units, the Company estimates the fair value of the award based on the current valuation of the Company, net of an estimated discount for liquidity. The restricted stock units are only settled into shares of common stock upon a liquidity event that occurs within seven years of grant.

For stock options issued to nonemployees, including consultants and contractors, the Company records expense equal to the fair value of the options calculated using the Black-Scholes model, using the full contractual term of the options, over the service performance period. The fair value of options granted to nonemployees is remeasured on a quarterly basis over the service period, and the resulting value is recognized as an expense over the period the services are rendered.

(s)	Income Taxes

The Company accounts for income taxes using the asset and liability method under Accounting Standards Codification 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded when it is more likely than not that the assets will not be realized. The Company’s policy is to recognize interest and/or penalties related to unrecognized tax benefits as income tax expense. The Company evaluates the uncertainties of tax positions taken or expected to be taken based on the probability of whether the position taken will be sustained upon examination by tax authorities. The Company uses a more likely than not threshold for recognition and derecognition of tax positions taken or to be taken in a tax return. Earnings of the Company’s foreign subsidiaries are not considered to be reinvested outside of the United States, and accordingly, U.S. federal and state income taxes have been provided for all undistributed earnings net of related foreign tax credits.

(t)	Foreign Currency Transactions

The functional currency of the Company’s international subsidiaries is the U.S. dollar, with the exception of the Company’s Luxembourg subsidiary whose functional currency is the euro. For subsidiaries with a functional currency of the U.S. dollar, foreign currency denominated monetary assets and liabilities are remeasured into U.S. dollars at current exchange rates and foreign currency denominated nonmonetary assets and liabilities are remeasured into U.S. dollars at historical exchange rates. Foreign currency denominated revenue and expenses are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are included in other income and expense. For the Luxembourg subsidiary, assets and liabilities are translated into U.S. dollars using exchange rates in effect at the end of a reporting period. Income and expense accounts are translated into U.S. dollar using average rates of exchange. The net gain or loss resulting from translation is recorded as foreign currency translation adjustment and included in accumulated other comprehensive income in stockholders’ equity (deficit).

14	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(u)	Concentrations of Risk

A majority of the Company’s revenues are received by third-party payment processing companies. The Company relies primarily on one such vendor to facilitate all credit card transactions. The Company believes other such vendors could be secured if it became necessary. The Company increasingly relies on third-party providers to directly distribute and serve as the payment platform for its games. During the three months ended September 30, 2014 and 2013, 48% and 40% of the Company’s revenues, respectively, were derived from one provider. During the nine months ended September 30, 2014 and 2013, 56% and 41% of the Company’s revenues, respectively, were derived from one provider. As of September 30, 2014 and December 31, 2013, 83% and 87% of accounts receivable, respectively, were due from that same provider.

(3)	Fair Value Measurements

The Company’s financial instruments consist of SARs and accounts receivable. Accounts receivable are stated at amounts due from customers net of an allowance for uncollectible accounts, which approximates fair value due to the short time to expected receipt of cash. As of September 30, 2014 and December 31, 2013, the Company had SARs totaling 995,450 units that are not subject to remeasurement on a recurring basis.

(4)	Acquisitions

(a)	iSwifter

On August 8, 2011, the Company acquired certain assets of iSWIFTER, Inc. (iSwifter) as part of the Company’s cloud-based streaming initiative. The acquisition was deemed to be a business combination for accounting purposes and for tax purposes was considered an asset acquisition. The acquired assets include an exclusive three-year right to the iSwifter technology platform, as well as a perpetual, nonexclusive right to the platform after the exclusive three year license expires. The Company also employed three former engineers of iSwifter and entered into nonsolicitation agreements. Of the $12.5 million purchase price, $5 million was paid upon the signing of the agreement and the remainder in three payments of $2.5 million. The Company paid the required payments due in February 2012, August 2012 and February 2013.

In conjunction with the restructuring plan discussed in note 11, Restructuring, the Company assessed the impairment of intangible assets acquired from iSwifter and determined intangible assets of $6.1 million will no longer be utilized and were impaired. These intangible assets were written down to their fair value of zero. As a result, the Company recorded $6.1 million in charges related to these items during the three and nine months ended September, 2013, which are included in restructuring and impairment charges in the consolidated statements of operations for the three and nine months ended September 30, 2014.

(b)	Self Aware Games

On April 4, 2012, the Company acquired 100% of the operating assets of Self Aware Games, Inc. (Self Aware Games). As a result of this acquisition, the Company diversified its operations and expanded its customer base. The primary identifiable intangible assets acquired were unpatented game technology and customer relationships of a popular casual casino style game to PC and mobile

15	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013 devices. The estimated fair value of the intangible assets acquired was determined by management based in part on a third-party valuation. The Company used the excess earnings method to measure the fair value of the customer relationships. The fair value of the existing core technology and trade name was measured based on the relief from royalty method. These fair value measurements were based on significant inputs not observable in the market and thus represent Level 3 measurements under the fair value hierarchy. Goodwill associated with this transaction is not deductible for income tax purposes. The aggregate purchase price was $26.6 million, which included $13.6 million in cash, and 2,519,999 shares of the Company’s common stock. A portion of the purchase price that was paid in common stock of the Company was based on the net sales of Self Aware Games for the year ended December 31, 2012, and as a result, the Company issued 240,000 shares of common stock during the period ended September 30, 2013.

(5)	Intangible Assets, Net

Intangible assets consist of the following:

	September 30, 2014
	Cost	Accumulated amortization	Net book value
	(In thousands)
Unpatented technology	$8,615	(3,791)	4,824
Noncompete and nonsolicitation agreements	1,139	(1,139)	—
Domain and trade names	496	(496)	—
Customer relationships	3,926	(3,926)	—
License agreements	10,120	(10,120)	—

	$24,296	(19,472)	4,824

	December 31, 2013
	Cost	Accumulated amortization	Net book value
	(In thousands)
Unpatented technology	$8,615	(2,988)	5,627
Noncompete and nonsolicitation agreements	1,139	(1,139)	—
Domain and trade names	496	(496)	—
Customer relationships	3,926	(3,435)	491
License agreements	10,120	(10,120)	—

	$24,296	(18,178)	6,118

As discussed in note 11, Restructuring, during the nine months ended September 30, 2013, the Company recorded $6.1 million in impairment charges related to its noncompete and nonsolicitation agreements and license agreements.

16	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

Amortization of customer relationships is included in selling and marketing expense and amortization of other intangible assets is included in research and development expenses. Total amortization expense for the three months ended September 30, 2014 and 2013 was $0.3 million and $1.3 million, respectively. Total amortization expense for the nine months ended September 30, 2014 and 2013 was $1.3 million and $4.0 million, respectively. The remaining weighted average amortization period as of September 30, 2014 and December 31, 2014 was approximately 4.5 and 4.9 years, respectively.

Amortization expense for each year ending December 31 is estimated as follows:

2014 (remaining 3 months)	$268
2015	1,072
2016	1,072
2017	1,072
2018	1,072
2019	268

Total	$4,824

(6)	Accrued Expenses

Accrued expenses consist of the following:

	September 30, 2014	December 31, 2013
	(In thousands)
Accrued payroll and employee related expenses	$10,148	6,209
Accrued marketing expense	9,338	2,117
Accrued value-added, sales and other taxes	1,584	1,733
Accrued marketing affiliate commissions	657	820
Other	1,881	2,226

	$23,608	13,105

(7)	Loan and Security Agreement

In March 2014, the Company entered into a Loan and Security Agreement with Silicon Valley Bank whereby the Company has access to a $15 million revolving line of credit. The Company has not drawn any advances on the line of credit. In conjunction with the acquisition of the Company by Churchill Downs Incorporated in December 2014, the Loan and Security Agreement was terminated. See note 12 for further discussion of acquisition.

17	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(8)	Commitments and Contingencies

(a)	Lease Commitments

The Company has various operating leases for office space expiring through August 2019. Future minimum commitments as of September 30, 2014 for the Company’s operating leases are as follows (in thousands):

Year ending December 31:
2014 (remaining 3 months)	$940
2015	3,748
2016	3,895
2017	3,997
2018	2,140
2019	600

$15,320

Rent expense for the three months ended September 30, 2014 and 2013 was $0.8 million and $0.9 million, respectively and $2.5 million and $2.7 million for the nine months ended September 30, 2014 and 2013, respectively.

(b)	Legal Matters

From time to time, the Company may become involved in litigation and claims that arise in the ordinary course of business, including claims alleging infringement of patent or other intellectual property rights. The Company is not currently a party to any material legal proceedings, nor is it aware of any pending or threatened litigation that in the Company’s opinion would have a material adverse effect on its business, financial position, results of operations, or cash flows.

(9)	Stockholders’ Equity

(a)	Common Stock

The Company has one class of common stock with no par value. The Company’s common stock has no preferences or privileges and is not redeemable.

(b)	Stock Appreciation Rights

The Company has a SARs plan that was used to compensate certain employees for services performed. SARs are generally granted at a base price equal to the fair value of the Company’s common stock on the date of grant, vest over four years and do not expire.

For the three months ended September 30, 2014 and 2013, total SARs compensation expense was nil. For the three and nine months ended September 30, 2014 and 2013, no SARs are subject to remeasurement at the current fair market value of the underlying common stock. The total awards outstanding at September 30, 2014 and December 31, 2013 have a weighted average settlement price of $1.72. The SAR holder will receive an amount that is the lesser of (i) the current fair market value at the time of surrender less the fair market value at the time of grant, or (ii) the fair market value at the time of the employee’s termination less the fair market value at the time of grant.

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BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(c)	Stock Options

The Company uses its 2005 Stock Plan to compensate certain employees, officers, directors, consultants and contractors for services performed. As of September 30, 2014, an aggregate of 19,198,000 shares of common stock had been reserved for issuance under the 2005 Stock Plan.

The Company grants stock options that have an exercise price that is equal to the fair value of the common stock on the date of grant, expire ten years from the date of grant and vest over four years, 25% after the first year and monthly thereafter based on continuous employment.

For the nine months ended September 30, 2014 and 2013, 345,000 and 10,000 options were granted, respectively. The fair value of options granted was estimated at the date of grant using the Black-Scholes-Merton valuation model using a term of 5 years, volatility between 50% and 55% and a 0.8% risk free interest rate. The weighted average fair value of the options granted was $3.33 and $2.12 per share in 2014 and 2013 respectively.

(d)	Restricted Stock Units

During the nine months ended September 30, 2014 and 2013, the Company granted to employees RSUs, which are settled by issuance of shares of Company common stock only upon or following a Liquidity Event and only if such Liquidity Event occurs on or prior to the Expiration Date, which is 7 years from the grant date. Compensation expense for RSUs is determined based upon the market price of the shares underlying the awards on the date of grant and expensed over the vesting period, which is a four-year service period. Forfeitures for RSUs are estimated on the date of grant based on historical forfeiture rates. On an annual basis, the Company adjusts the compensation expense based on actual forfeitures and revises the forfeiture rate as necessary. Total unrecognized compensation cost related to nonvested RSUs at September 30, 2014 was $11.3 million. This unrecognized compensation expense is expected to be recognized over a weighted average period of approximately 2.91 years. For the nine months ended September 30, 2014 and 2013, 1,531,872 and 1,999,881 RSUs were granted, respectively.

(e)	Restricted Stock Awards

Commencing in 2012, the Company granted to its board members Restricted Stock Awards (RSAs), which are settled by issuance of shares of Company common stock upon vesting. Compensation expense for RSAs is determined based upon the market price of the shares underlying the awards on the date of grant and expensed over the vesting period, which is a two-year service period. Total unrecognized compensation cost related to nonvested RSAs at September 30, 2014 was $0.3 million. This unrecognized compensation expense is expected to be recognized over a weighted average period of approximately 1.1 years. For the nine months ended September 30, 2014 and 2013, 55,898 and 66,806 RSAs were granted, respectively.

As of the grant date, the weighted average value of the RSAs granted during the nine months ended September 30, 2014 was $6.49.

19	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(f)	Allocation of Stock-Based Compensation Expense

The following table presents the effect of share-based compensation expense from stock options, RSUs, RSAs, and SARs on the Company’s consolidated statements of operations:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(In thousands)
Sales and marketing	$88	58	231	163
Research and development	630	586	2,013	1,806
General and administrative	998	1,149	2,615	2,789
Game operations	121	57	436	135

	$1,837	1,850	5,295	4,893

(10)	Geographical Information

The Company has both domestic and international customers. Revenue by geographic region is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(In thousands)
United States	$55,843	37,473	151,790	111,414
International	29,736	27,298	86,632	83,790

	$85,579	64,771	238,422	195,204

(11)	Restructuring

During 2013, the Company took steps to better align its cost structure with market and growth opportunities. As a result, the Company reduced its work force by approximately 140 employees, closed certain offices, and shut down its streaming games business resulting in impairment of certain intangible assets. As a result, the Company recorded restructuring charges of $9.7 million during the nine months ended September 30, 2014. This restructuring charge was composed primarily of $2.5 million of employee severance, $0.5 million related to office closures and accelerated depreciation and $6.1 million related to the impairment, through an accelerated amortization, of intangible assets acquired from iSwifter. The remaining restructuring charge related to cost to communicate and administer the restructuring plan. Substantially all amounts were paid as of December 31, 2013.

20	(Continued)

BIG FISH GAMES, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Three-month and nine-month periods ended September 30, 2014 and 2013

(12)	Subsequent Events

On November 12, 2014, Churchill Downs Incorporated entered into an Agreement and Plan of Merger with the Company. In exchange for 100% of the outstanding capital stock, Company shareholders received initial merger consideration of $485 million, subject to customary working capital adjustments. Shareholders have the potential to earn up to an additional $350 million based on the Company’s 2015 performance relative to 2014 results. The merger was completed on December 16, 2014.

The Company has evaluated subsequent events through the date these consolidated financial statements were issued and has included all necessary disclosures.

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